Exhibit 4.3
AMENDMENT NO. 1
TO
INTERCREDITOR AGREEMENT
by and among
EARLE M. JORGENSEN COMPANY,
RSAC MANAGEMENT CORP.
And
THE BANK OF NEW YORK TRUST COMPANY, N.A.
(as successor to The Bank of New York), as Trustee
Dated as of October 26, 2006

AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT
     This AMENDMENT NO. 1 TO INTERCREDITOR AGREEMENT (this “Amendment”) dated as of October 26, 2006 by and among Earle M. Jorgensen, a Delaware corporation (the “Company”), The Bank of New York Trust Company, N.A., a national banking association, as successor trustee (the “Trustee”) under the Indenture referred to below and RSAC Management Corp. (“Management”), in its capacity as Revolver Agent for itself and Reliance Steel & Aluminum Co. (“Reliance”), amends certain provisions of the Intercreditor Agreement dated as of May 22, 2002 by and among the Company, the Bank of New York, as trustee, and the Deutsche Bank Trust Company Americas (“DBTC”), in its capacity as agent for itself and any other Revolver Lender (the “Intercreditor Agreement”).
RECITALS
     A. WHEREAS, the Company’s predecessor has heretofore executed and delivered to The Bank of New York, the Trustee’s predecessor, an Indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of May 22, 2002, providing for the issuance of the Company’s 9 3/4% Senior Secured Notes due 2012 (the “Notes”), initially in the aggregate principal amount of up to $250,000,000.
     B. WHEREAS, DBTC, Reliance and Management entered into an Assignment and Assumption Agreement dated April 3, 2006 under which DBTC irrevocably assigned to Management all of DBTC’s rights and delegated to Management all of DBTC’s obligations under the Intercreditor Agreement and Management accepted all of DBTC’s rights and assumed all of DBTC’s obligations under the Intercreditor Agreement.
     C. WHEREAS, pursuant to and in accordance with Section 1002 of the Indenture, the Company has obtained, on or prior to the date hereof, the consent of the holders of the Notes representing not less than a majority in aggregate principal amount of the outstanding Notes to the amendments to the Intercreditor Agreement set forth in this Amendment.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:
ARTICLE 1
Termination of Intercreditor Agreement
     Section 1.01 . At such time as the Company delivers written notice to the Trustee and Global Bondholder Services Corporation, the Depositary for the Notes for purposes of a tender offer and consent solicitation for the Notes, that tendered Notes representing at least a majority in aggregate principal amount of outstanding Notes not owned by the Company or its affiliates (which were not validly withdrawn) have been accepted for purchase pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated October 12, 2006, the Intercreditor Agreement will terminate in all respects. Upon such termination, Management, as Revolver Agent, and Trustee, solely at the expense of the Company, shall release to the Company any Collateral then in their respective possession and terminate any agreements or financing statements pertaining to such Collateral. Any required documentation for the release of any Collateral and the termination of any agreements or financial statements pertaining to such Collateral will be prepared by the Company.
ARTICLE 2
Miscellaneous
     Section 2.01 . The Intercreditor Agreement, as supplemented by this Amendment, is in all respects ratified and confirmed, and this Amendment shall be deemed a part of the Intercreditor Agreement in the manner and to the extent herein and therein provided.
     Section 2.02 . THIS AMENDMENT SHALL BE INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.
     Section 2.03 . This Amendment may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument, and either of the parties hereto may execute this Amendment by signing any such counterpart.
     Section 2.04 . Capitalized terms not otherwise defined in this Amendment shall have the respective meanings assigned to them in the Intercreditor Agreement.
[signature page follows]

     IN WITNESS WHEREOF, this Amendment has been duly executed as of the date first-above written.

RSAC MANAGEMENT CORP., as Revolver Agent
By:
Name:	Karla Lewis
Title:	Executive Vice President and Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee
By:
Name:
Title:

EARLE M. JORGENSEN COMPANY
By:
Name:	Karla Lewis
Title:	Vice President and Assistant Secretary